MARJAN MINING

                             JOINT VENTURE AGREEMENT


     Joint Venture Agreement dated as of October 28, 2005 (this "Agreement") among Caucasus Resources Pty Ltd, an Australian Company ("CR"); Global Gold Mining, LLC, a Delaware, USA limited liability company ("GGM"); and SHA, LLC, an Armenian limited liability company, which is a subsidiary of GGM ("SHA").



                                    RECITALS


     SHA is the licensee of the Marjan Mine property in Armenia ( "Marjan").

     The parties desire to develop Marjan through a joint venture and for SHA to transfer its license and any other rights in Marjan to an American limited liability company owned jointly by CR and GGM.



                                    AGREEMENT


     NOW THEREFORE, the parties hereto hereby agree as follows:


     1.   LLC Formation.

          CR and GGM shall establish a joint venture limited liability company (the "JV LLC") under the laws of the State of Delaware, USA, with an operating agreement (the "LLC Agreement"), which CR and GGM are signing concurrently herewith, and a copy of which is attached hereto.


     2.   LLC Ownership, Funding.

          (a) The respective percentage interests of CR and GGM as members of the JV LLC shall be as follows:

               (i) Initially CR shall have a 40% interest and GGM shall have a 60% interest in the JV LLC. CR shall be responsible for all other payments of the purchase price and for all exploration, development, capital, operating and other expenses (subject to clause (b) below) without further obligation of GGM to contribute funds to maintain its interest. Each party shall nevertheless pay its own customary staff and out-of-pocket expenses.

               (ii) CR's percentage interest shall increase to 51% and GGM's percentage interest shall decrease to 49% upon CR's spending $500,000 (U.S), pursuant to a mutually agreed upon budget, for exploration relating to Marjan within two years from the date hereof.

               (iii) CR's percentage interest in the JV LLC shall increase to 80% and GGM's percentage interest shall decrease to 20% upon CR's successfully bringing Marjan into production.

               (iv) CR's percentage interest shall decrease to 40% and GGM's percentage interest shall increase to 60%, unless within 4 years from the date hereof, CR shall bring Marjan into successful production or CR and GGM shall have agreed to a commercially reasonable business plan for bringing Marjan into production.


          (b) Following commencement of production of Marjan, both parties shall contribute to the JV LLC's production expenditures on a pro rata basis.


          (c) The terms of the present joint venture shall likewise apply to the acquisition and development of mining resources within Armenia which are within 20 kilometers of Marjan and are in Armenia. Paragraph 3 "Subsequent Projects" in the Agreement dated August 15, 2005 between CR and GGM relating primarily to the Lichkvadz-Tei and Terterasar mines shall not apply to the present joint venture or the activities contemplated in this agreement.


     3.   Transfer of Mine.

          For full and adequate consideration, the receipt of which SHA hereby acknowledges, SHA shall transfer its license and other rights in Marjan to the JV LLC or its wholly owned Armenian subsidiary and shall proceed promptly and diligently with all necessary formalities to consummate such transfer.

     4.   Representations, Indemnification.

          (a) CR and GGM understand that their investments in the JV LLC are illiquid, and involve a high degree of risk, and are only suitable for parties which can afford to lose their entire investment. They further understand that such investments have not been registered under the United States Securities Act of 1933 or the securities laws of any state of the United States and will be subject to substantial restrictions on transferability unless and until the securities are registered or an exemption from registration becomes available.

          (b) The parties' decisions to enter the transactions contemplated by this agreement are based solely on their independent analyses. The parties:
     (A) have been given the opportunity to ask questions of, and receive answers from one another concerning the terms and conditions and other matters pertaining to their investments, and all such questions have been answered to the satisfaction of the respective parties; (B) have been given the opportunity to obtain such additional information necessary to verify the accuracy of the information or that has been otherwise provided in order for them to evaluate the merits and risks of their respective investments; and (C) have been given the opportunity to obtain additional information from one another. The parties have not been furnished with any oral representation or warranty in connection with the transactions contemplated by this agreement, and the parties are not entering this transaction with a view to the sale or other distribution of their investments.

          (c) The parties unconditionally agree to indemnify and hold one another and any of their counsel, advisors and accountants, harmless from any loss, liability, claim, damage or expense, arising out of the inaccuracy of any of their respective representations, warranties or statements or the breach of any of the agreements contained herein.

          (d) The parties affirm that they have full power, and authority, and their signatures establish this agreement as a valid and legally binding document enforceable as written. The parties agree, however, to make any necessary amendments to bring this agreement into compliance with any applicable Australian, Armenian or United States legal requirements.


     5.   Miscellaneous.

          The provisions of Article 16, "Miscellaneous," of the LLC Agreement, including the governing law and arbitration provisions, are incorporated herein by reference and made applicable to this Agreement and the parties hereto. The addresses for notices between the parties shall be those respectively provided to each other most recently in writing or electronically.



IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


    CAUCASUS RESOURCES PTY LTD          GLOBAL GOLD MINING, LLC

By: ___________________________     By: ___________________________
    Matthew Wood                        Van Krikorian
    Managing Director                   Manager

                                        SHA, LLC

                                    By: ___________________________




                                      - 3 -